Exhibit (a)(35)


              HOREJSI TRUST EXTENDS ITS TENDER OFFER FOR SHARES OF
                 NEUBERGER BERMAN REAL ESTATE INCOME FUND INC.


BOULDER, CO., May 24, 2005 - The Lola Brown Trust No. 1B announced today that it is extending its tender offer to purchase shares of common stock of Neuberger Berman Real Estate Income Fund Inc. (NYSE: NRL) to 5:00 p.m. New York City time on Wednesday, September 14, 2005, to allow additional time for the Trust to obtain a court ruling invalidating the Fund's stockholder rights agreements, or "poison pills."

The Fund's board has adopted a series of three poison pills, the most recent of which was adopted on May 13, 2005 and is scheduled to expire on September 11, 2005. The validity of the Fund's serial poison pills is one of a number of issues involved in the litigation against the Trust commenced in federal court by the Fund's board as part of the board's efforts to stop the offer. On October 22, 2004, the district court issued a ruling which upheld the validity of the Fund's first poison pill but did not rule on the other issues involved in the litigation. The fourth circuit court of appeals has declined to hear the Trust's appeal of the October 22, 2004 ruling by the district court until the district court has ruled on all matters involved in the litigation. The Trust does not expect to consummate its offer unless it is successful in obtaining a judgment invalidating the Fund's serial poison pills and finding that Maryland's control share statute does not apply to the Trust and its offer.

The Lola Brown Trust No. 1B is amending the tender offer statement on file with the Securities and Exchange Commission to reflect the extension of the offer, the decision by the Ernest Horejsi Trust No. 1B to no longer seek to purchase shares in the offer, an increase in the number of shares sought in the offer to 1,620,000, and other relevant information.

Each security holder of Neuberger Berman Real Estate Income Fund Inc. should read the tender offer statement filed with the Securities and Exchange Commission by the Lola Brown Trust No. 1B and other relevant documents filed with the Securities and Exchange Commission because they contain important information about the tender offer. Security holders of Neuberger Berman Real Estate Income Fund Inc. can obtain the tender offer statement and other documents that are filed with the Securities and Exchange Commission for free on the Securities and Exchange Commission's web site at http://www.sec.gov.